Filed pursuant to Rule 433
Dated September 6, 2007 relating to
Pricing Supplement No. 382 dated September 6, 2007 to
Registration Statement No. 333-131266
EURO MEDIUM-TERM NOTES, SERIES H
Floating Rate Senior Bearer Notes Due 2012

Floating Rate Senior Bearer Notes Due 2012
Issuer:	Morgan Stanley
Principal Amount:	¥200,000,000,000
Maturity Date:	September 14, 2012
Trade Date:	September 6, 2007
Original Issue Date (Settlement):	September 14, 2007
Interest Accrual Date:	September 14, 2007
Issue Price (Price to Public):	100%
Agents’ Commission:	0.25%
All-in Price:	99.75%
Net Proceeds to Issuer:	¥199,500,000,000
Base Rate:	LIBOR
Index Currency:	Yen (“¥”)
Specified Currency:	Yen
Spread (plus or minus):	Plus 0.70%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 14, June 14, September 14 and December 14, commencing December 14, 2007
Initial Interest Rate:	3-Month Yen LIBOR plus 0.70%; to be determined on the second London banking day immediately preceding the Original Issue Date
Initial Interest Reset Date:	December 14, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Interest Determination Dates	The second London banking day immediately preceding each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	¥100,000,000 and integral multiples of ¥100,000,000 in excess thereof
Reporting Service:	Reuters as the successor service to Moneyline Telerate, with Reuters page 3750 as the successor to Telerate page 3750
Business Day:	Tokyo, London, New York and TARGET Settlement Day
Listing:	None
Common Code:	032072500
ISIN:	XS0320725004
Issuer Ratings:	Aa3 / AA- / AA-
Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agents:	Morgan Stanley & Co. International plc and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 29, 2007
Prospectus Dated January 25, 2006